Exhibit 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

August 29, 2018

DYCOM INDUSTRIES, INC. ANNOUNCES AUTHORIZATION OF
A NEW $150 MILLION STOCK REPURCHASE PROGRAM

Palm Beach Gardens, Florida, August 29, 2018 - Dycom Industries, Inc. (NYSE: DY) announced that its Board of Directors has authorized a new $150 million program to repurchase shares of Dycom’s outstanding common stock. Repurchases under the new program are authorized to be made over the next eighteen (18) months in open market or private transactions. The exact timing and amount of repurchases will depend on market conditions and other factors. The new repurchase authorization replaces the Company’s previous repurchase authorization which expired on August 26, 2018. At expiration, approximately $95.2 million of the previous repurchase authorization remained outstanding. As of August 29, 2018, the Company had 31,235,669 shares of common stock outstanding, excluding the dilutive effect of stock options and unvested restricted stock.

About Dycom Industries, Inc.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include program management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

Forward Looking Information

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Forward looking statements are based on management’s current expectations, estimates and projections. These statements are subject to risks and uncertainties that may cause actual results for completed periods and periods in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in the Company’s Transition Report on Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and include business and economic conditions and trends in the telecommunications industry affecting the Company’s customers, customer capital budgets and spending priorities, the adequacy of the Company’s insurance and other reserves and allowances for doubtful accounts, whether the carrying value of the Company’s assets may be impaired, preliminary purchase price allocations of acquired businesses, expected benefits and synergies of acquisitions, the future impact of any acquisitions or dispositions, adjustments and cancellations related to the Company’s backlog, weather conditions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

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